EXHIBIT 99.2
NEWS FROM:                    STEWART & STEVENSON
                             CORPORATE HEADQUARTERS
                                  P.O. BOX 1637
                             HOUSTON, TX 77251-1637

FOR IMMEDIATE RELEASE:

                          STEWART & STEVENSON ANNOUNCES
                   NEW CEO AND ADDITIONS TO BOARD OF DIRECTORS

     HOUSTON, TX April 20, 1999, STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment today announced the election of Michael L. Grimes as President and CEO of the Company. Mr. Grimes will be succeeding C. Jim Stewart II, who has acted as the Company's CEO since the retirement of Robert L. Hargrave in January of this year. Mr. Grimes is a 1972 graduate of Tennessee Tech University where he earned a B.S. in Mechanical Engineering. He comes to Stewart & Stevenson from Cooper Cameron Corporation where he served most recently as President of Cooper Cameron Power Generation and, from 1996 to 1998, as President of Cooper Energy Services. Prior to joining Cooper Cameron Corporation, Mr. Grimes was employed by General Electric Company where he spent 23 years in various managerial positions, primarily in GE's power generation and service businesses. In addition, Mr. Grimes was a member of the GE Corporate Six Sigma Council and was instrumental in the introduction of Six Sigma processes within GE Power Systems. "We are pleased that Mike has accepted this key position. His record of achievement gives us confidence that his leadership will be instrumental in improving the future performance of the Company," said C. Jim Stewart II, Chairman of the Board of Directors. Stewart & Stevenson also appointed two new members to its Board of Directors. Newly appointed members include Howard Wolf, a senior partner in the international law firm of Fulbright & Jaworski L.L.P., and Darvin M. Winick, PH.D., a career consultant in the improvement of business productivity. Mr. Wolf joined Fulbright & Jaworski L.L.P. in 1959 and practices law primarily in the areas of business transactions, securities, corporate and international law. Dr. Winick is a graduate of Purdue University and specializes in organizational design and corporate development.

Contact:       Mr. David R. Stewart
               Treasurer
Phone:         (713) 868-7657
Fax:           (713) 863-1519
Email:         d.stewart@ssss.com
               HTTP://www.ssss.com


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